ADDENDUM TO AGREEMENT

This Addendum is made and entered into this 1st day of August, 2006, by and between Pantel Systems Inc., a.k.a friendlyway Inc., a Nevada based publicly traded company with offices at 7222 Commerce Center Drive, Suite 240, Colorado Springs, CO 80919, hereinafter referred to as (“PSI”), and Ignition Media Group., Inc., a Nevada based wholly owned subsidiary of PSI , with offices at 7222 Commerce Center Drive, Suite 240, Colorado Springs, CO 80919, hereinafter referred to as (“IMG”) and collectively with PSI referred to as (“Buyer”) and Ignition Media Group., LLC., with offices at 307 Clairemont Rd. Villanova PA 19085 hereinafter referred to as (“Seller”). The parties having executed an Asset Purchase Agreement on May 18, 2006, hereinafter referred to as (“APA”) having verbally agreed to amend, extend, and supplement the APA on July 28, 2006 enter into this written Addendum to amend, extend, and supplement the APA which, in the event of inconsistency with the APA this Addendum will control, as follows:

l. References: Buyer and Seller incorporate any and all references to the APA as if stated herein at length.

2. Pursuant to Section 6. of the APA, Closing: The closing of the transactions contemplated hereby (the “Closing”) shall occur on August 15, 2006. The fifty thousand dollar ($50,000) payment shall be paid to Seller by Buyer on or before August 3, 2006 and shall be credited to the Purchase Price as defined in Section 3.

3. Pursuant to Section 1. of the APA, Purchase and Sale:

(a)  In consideration of Buyer’s payment of two million five hundred thousand dollars (US $2,500,000) (the “Purchase Price”), Seller hereby sells, assigns, transfers and delivers the Assets to Buyer. The Purchase Price shall be paid as follows: (i) cash in the amount of one million dollars (US $1,000,000) which shall be paid by Buyer to Seller, which shall be documented in the form of a Promissory Note which Buyer and Seller shall execute at Closing consistent with the following structure:

Buyer shall make the following payments on the following dates to Seller, timeliness of the essence:

Payment Due Date from Buyer to Seller	Installment Payment of Purchase Price (USD)
August 15, 2006	75,000.00
September 15, 2006	75,000.00
October 15, 2006	75,000.00
November 15, 2006	90,000.00
December 15, 2006	90,000.00
January 15, 2007	90,000.00
February 15, 2007	90,000.00
March 15, 2007	90,000.00
April 15, 2007	90,000.00
May 15, 2007	90,000.00
June 15, 2007	35,000.00
July 15, 2007	35,000.00

and (ii) shares of PSI’s common stock having an agreed aggregate value of one million five hundred thousand dollars (US $1,500,000) hereinafter referred to as (“Common Stock”). The number of shares to be issued shall be equal to dividing one million five hundred thousand dollars (US $1,500,000) by the average closing bid price of the Buyer’s public stock during the ten days preceding Closing.

4. In Addition to and Pursuant to Section 3. of the APA, Remedies:

(b) In the event Buyer defaults in making any Installment Payments of the Purchase Price to Seller on the due date as outlined in the APA and this Addendum Buyer shall be in default of the APA. Upon receipt of written notice from Seller, Buyer shall have fifteen days (15) to remedy the default by providing Seller with that installment payment that is past due. In the event Buyer does not remedy such default within the fifteen day (15) period, Seller at Seller’s sole discretion may provide written notification, hereinafter referred to as (“Re-Assignment Notification”) to Buyer requiring Buyer to assign ownership of the Agreements Buyer has with Brookshire Grocery Company Inc., Ingles Markets Inc., and Save Mart Supermarkets Inc. hereinafter collectively referred to as (“Retail Agreements”), in addition to any digital signage equipment owned by Buyer that is installed in any retail locations which are owned, operated, or managed by Brookshire Grocery Company Inc., Ingles Markets Inc., and or Save Mart Supermarkets Inc., hereinafter collectively referred to as (“Retail Partners”). Upon receipt of Re-Assignment Notification Buyer shall immediately thereupon assign clear title to the Retail Agreements, additionally Seller shall be responsible for any outstanding lease payments held by Buyer related to any digital signage equipment installed in retail locations owned, operated, or managed by the Retail Partners. In the event Buyer has fulfilled lease payments for digital signage Equipment installed in retail locations owned, operated, or managed by the Retail Partners, wherein the value of the lease payments that Buyer has made plus the amount of the Promissory Note which Buyer has paid to Seller exceeds the total value of the Promissory Note hereinafter referred to as (“Excess Lease Value”), Seller shall be obligated to repay Buyer the Excess Lease Value. In the event Buyer has purchased digital signage equipment installed in retail locations owned, operated, or managed by the Retail Partners, wherein the purchase price of the digital signage equipment plus the amount of the Promissory Note which Buyer has paid to Seller exceeds the total value of the Promissory Note, hereinafter referred to as (“Excess Purchase Value”), Seller shall be obligated to repay Buyer the Excess Purchase Value. The rate at which Seller shall pay Buyer both Excess Purchase Value and Excess Lease Value shall be calculated by adding the Excess Lease Value and the Excess Purchase Value, dividing it by the number of locations owned, operated, or managed by the Retail Partners wherein digital signage Equipment is installed and dividing it by twenty-four equal payments (24) to be paid by Seller to Buyer on the first of each month commencing thirty days (30) after the date of default. In exercising the aforementioned remedies, the Seller in no way becomes obligated to refund any part of the Purchase Price which has been previously been paid.

5. Deployment: Consistent with the Sellers representations made to the Retail Partners at the request of Buyer, Buyer agrees to procure the necessary Equipment to deploy the following locations in the time period specified below:

Deployment, Number of locations, by Retail Partner
	Brookshire Grocery Company Inc.	Ingles Markets Inc.	Save Mart Supermarkets Inc.
September 1, 2006	30	20	25
October 1, 2006	50		25
November 1, 2006	78		12
December 1, 2006		40
January 1, 2007		40
February 1, 2007		40
March 1, 2007		40

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their respective duly authorized officers or representatives as of the last date set forth below.

Ignition Media Group, LLC	Pantel Systems, Inc

By: /s/ Thaddeus Bartkowski	By: /s/ Ken Upcraft
Name: Thaddeus Bartkowski	Name: Ken Upcraft
Title: President Title: Chief Executive Officer
Ignition Media Group, Inc

By: /s/ Thaddeus Bartkowski
Name: Thaddeus Bartkowski
Title: President